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      +--------+
      | FORM 4 |                 U.S. SECURITIES AND EXCHANGE COMMISSION
      +--------+                         WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5         Filed pursuant to Section 16(a) of the Securities
    obligations may             Exchange Act of 1934, Section 17(a) of the
    continue.  See             Public Utility Holding Company Act of 1935 or
    Instruction 1(b).       Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       O'Donovan,                    James                              J.
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        (Last)                      (First)                        (Middle)

                                615 Merrick Avenue
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                                    (Street)

       Westbury,                       NY                            11590
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  New York Community Bancorp, Inc.
                                             -----------------------------------
                                              (NYB)
--------------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

--------------------------------------------------------------------------------
4.  Statement for Month/Day/Year  04/30/2003
                                 -----------------------------------------------

5.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director    X   Officer             ___ 10% Owner        Other
   ----            ---- (give title below)                  ---- (specify below)
    Executive Vice President
    ----------------------------------------------------------------------------
7.  Individual or Joint/Group Filing
    (Check Applicable Line)

     X   Form filed by One Reporting Person
   -----
         Form filed by More than One Reporting Person
   -----

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                             TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title         2. Trans-   2A.       3. Trans-       4. Securities Acquired (A)        5. Amount of        6.Owner-     7. Nature
   of               action   Deemed       action          or Disposed of (D)                Securities         ship       of In-
   Security         Date     Execution    Code            (Instr. 3, 4 and 5)               Beneficially       Form:      direct
   (Instr. 3)       (mm/dd/  Date, if     (Instr. 8)                                        Owned              Direct     Bene-
                    yy)      any       -----------------------------------------------      Following          (D)or      ficial
                             (mm/dd/yy)                                                     Reported           Indirect   Owner-
                                          Code      V    Amount        (A) or    Price      Transaction(s)     (I)        ship
                                                                       (D)                  (Instr. 3 and 4)   (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     04/30/2003                M              50,000        A       $22.230                         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     04/30/2003                F              32,065        D       $34.665        337,620          D(1)
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Common Stock                                                                                   47,671           I       By 401(k)(2)
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Common Stock                                                                                    2,992           I       By Custodian
                                                                                                                        For Grandson
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  134,656           I       By ESOP
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   25,000           I       By O'Donovan
                                                                                                                        Family Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   80,550           I       By SERP(3)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                  SEC 1474(9-02)
                                                                     PAGE 1 OF 3



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

FORM 4 (continued)                                                                            O'Donovan, James J.- 04/30/2003

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                        TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Conver-          3. Trans-   3A. Deemed      4. Transac-          5. Number of Deriv-
    Security (Instr. 3)           sion or             action       Execution      tion Code            ative Securities
                                  Exercise            Date         Date, if       (Instr. 8)           Acquired (A) or
                                  Price of            (Month/      any                                 Disposed of (D)
                                  Deriv-              Day/         (Month/                             (Instr. 3, 4, and 5)
                                  ative               Year)        Day/
                                  Security                         Year)
                                                                               -----------------------------------------------
                                                                                Code     V             (A)          (D)

------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock               $22.230           04/30/2003                   M                                 50,000
Option (right to buy)
------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock               $27.405
Option (right to buy)
------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock               $24.610
Option (right to buy)
------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock               $28.540
Option (right to buy)
------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                    TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount of         8. Price       9. Number of       10. Owner-       11. Na-
cisable and            Underlying Securities          of             Deriv-              ship             ture
Expiration             (Instr. 3 and 4)               Deriv-         ative               Form             of In-
Date                                                  ative          Secur-              of De-           direct
(Month/Day/                                           Secur-         ities               rivative         Bene-
Year)                                                 ity            Bene-               Security:        ficial
                                                      (Instr.        ficially            Direct           Owner-
--------------------------------------------------    5)             Owned               (D) or           ship
Date         Expira-                   Amount or                     Following           Indirect (I)     (Instr.
Exer-        tion         Title        Number of                     Reported            (Instr. 4)       4)
cisable      Date                      Shares                        Transaction(s)
                                                                     (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------------
12/21/2002  12/21/2011   Common Stock     50,000                      100,000               D
   (4)
-------------------------------------------------------------------------------------------------------------------------------
07/24/2002  01/24/2012   Common Stock    303,750                      303,750               D
   (5)
-------------------------------------------------------------------------------------------------------------------------------
07/24/2003  07/24/2012   Common Stock    150,000                      150,000               D
   (6)
-------------------------------------------------------------------------------------------------------------------------------
01/21/2004  01/21/2013   Common Stock    210,000                      210,000               D
   (7)
-------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

SEE ATTACHED STATEMENT


       /s/ Ilene A. Angarola                   05/01/2003
       --------------------------------    --------------------
       **Signature of Reporting Person            Date

       By:  Ilene A. Angarola, Power of Attorney
       For: James J. O'Donovan

**  Intentional misstatements or ommissions of facts constitute
    Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                     New York Community Bancorp, Inc. (NYB)


O'Donovan, James J.                                          Form 4 - 04/30/2003
615 Merrick Avenue
Westbury, New York 11590

================================================================================
Explanation of responses:

(1) Of the shares held directly, 22,709 are held jointly with Mr. O'Donovan's wife and 757 are held jointly with Mr. O'Donovan's daughter.
(2) The shares previously reported as being held in a "401(a)" account are now held in a "401(k)" account.
(3) Shares held in trust under the New York Community Bank Supplemental Benefits Plan ("SERP").
(4) Options granted under the New York Community Bancorp, Inc. 1997 Stock Option Plan that vest in three equal annual installments beginning on December 21, 2002.
(5) Options automatically granted pursuant to the reload feature of the New York Community Bancorp, Inc. 1997 Stock Option Plan that were exercisable beginning on July 24, 2002.
(6) Options granted pursuant to the New York Community Bancorp, Inc. 1997 Stock Option Plan vest in threee equal annual installments commencing on July 24, 2003.
(7) Options granted pursuant to the New York Community Bancorp, Inc. 1997 Stock Option Plan vest in three equal annual installments commencing on January 21, 2004.








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